IONnovate, LLC
702-588-2462

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this "**Agreement**") is entered into by Tego Cyber Inc. a Nevada Corporation ("**Client**"), and IONnovate, a Nevada Limited Liability Company ("**Contractor**"), as of the last date set forth on the signature page hereof (the "**Effective Date**").

Contractor and Client agree as follows:

1. **SERVICES**. Client engages Contractor on a non-exclusive basis during the term specified herein to provide, and Contractor shall provide, certain Services (hereafter defined) more particularly described herein subject to and in accordance with the terms of this Agreement.

1.1 **Statements of Work**. From time to time, Client may execute statements of work describing the services to be performed by Contractor. As used in this Agreement, "**Statements of Work**" means the initial statement of work attached to this Agreement as Exhibit A and any additional statements of work executed by the parties that specifically reference this Agreement. Each Statement of Work will include, as applicable, (i) a reasonably detailed description of the Services and Work Product (defined herein) to be provided, (ii) timelines and/or milestones related to the Services and Work Product, (iii) applicable fees, and (iv) any other information reasonably requested by either party. If any such Statement of Work is entered into by an affiliate of Client, then: (a) such affiliate will become party to this Agreement with respect to such Statement of Work; and (b) the term "**Client**" as used in this Agreement will mean solely such affiliate with respect to such Statement of Work. Subject to the terms of this Agreement, Contractor shall render the Services set forth in each Statement of Work. All services provided by Contractor under any Statement of Work or otherwise in connection with this Agreement constitute the "**Services**."

1.2 **Work Product**. In connection with or as part of the Services, Contractor may write, design, develop, and deliver to Client certain work product included in the Statement(s) of Work, which may include, but is not limited to, any and all ideas, processes, methods, programming aids, formulas, reports, specifications, sales and/or marketing materials, designs, programs, manuals, software (object code and source code) and related artifacts, flowcharts, systems, original master recordings, original art files, training materials and other materials, as well as improvements, enhancements, or modifications to any of the foregoing, which are developed, prepared, conceived, made, or suggested by Contractor as part of, in connection with, or in relationship to the performance of Services (collectively, the "**Work Product**"). Contractor shall provide the Services and Work Product to Client in connection with the project(s) identified in the Statement(s) of Work ("**Project(s)**"). Notwithstanding the foregoing, the terms of this Agreement apply to all Services performed by Contractor for Client even if a Statement of Work has not been executed by the parties for a particular Project.

2. **TERM**. This Agreement's term commences on the Effective Date and continues for 12 months thereafter, unless terminated sooner pursuant to Section 12 or extended by mutual written agreement signed by both parties. If a Statement of Work is still in effect as of the expiration date hereof, the term of this Agreement will be deemed to automatically extend until the termination or expiration of all outstanding Statements of Work. Contractor shall provide Services and Work Product for each Project for the term specified in the applicable Statement of Work.

3. **COMPENSATION**.

3.1 **Fees**. Client shall pay Contractor the fee set forth in each Statement of Work for Services rendered pursuant to this Agreement.

3.2 **Expenses**. Unless otherwise specified in a particular Statement of Work, Client shall reimburse Contractor only for business related travel (coach class) and other reasonable out-of-pocket business expenses that are (i) authorized in advance by Client in writing prior to such expense being incurred, (ii) conform to Client's then-current written travel policy previously provided to Client, (iii) submitted at cost and without markups; (iv) supported with back-up documentation reasonably acceptable to Client, and (v) incurred in performance of the Services and delivery of Work Product.

3.3 **Invoices and Payment**. Unless otherwise specified in a particular Statement of Work, Contractor shall invoice Client on a monthly basis for all fees earned and expenses incurred in accordance with this Agreement and the applicable Statement of Work. Client shall pay each undisputed invoice properly submitted under this Agreement and the applicable Statement of Work within 30 days after the date of such undisputed invoice. If Contractor incurs costs associated with the collection from Client of any undisputed amounts, then Client shall pay Contractor for all costs incurred by Contractor with respect to this collection activity.

4. **INDEPENDENT CONTRACTOR**. In the performance of the Services, Contractor represents and warrants that its relationship to Client and its subsidiaries and affiliated companies is and will always be that of an independent contractor and not an employee, agent, franchise, partner or joint venture of Client for any purpose whatsoever. Contractor shall perform the Services under the general direction of Client, provided that Contractor has the sole control of the detail, manner and means by which Contractor performs the Services, subject to the express condition that Contractor shall at all times comply with applicable law, and Client is interested only in the results Contractor obtains. Contractor does not have, and shall not hold itself out as having, any right, power or authority to create any contract, commitment, agreement, liability or obligation, express or implied, on behalf of, in the name of, or binding on Client or its subsidiaries or affiliated companies.

5. **TAX LIABILITIES AND BENEFITS PLANS**. Neither Contractor nor any of its personnel will be treated as employees of Client for federal or state tax purposes or for any other purpose with respect to the Services performed hereunder. Accordingly, no federal, state or local income tax or payroll tax of any kind will be withheld or paid by Client on behalf of Contractor

or its personnel with respect to any payments received by Contractor under this Agreement, including, but not limited to, workers' compensation, unemployment, or employers' liability insurance, or employer's FICA (Social Security), withholding tax or any other taxes or withholding for or on behalf of Contractor. Contractor understands that it is responsible for payment of all such costs for Services performed hereunder. If Contractor is not a corporation or other business entity, Contractor understands that it may be held liable for self-employment (Social Security) tax to be paid by Contractor for payments received under this Agreement. Contractor further understands that neither it nor its personnel are eligible for, and will not participate in, any employee pension, retirement, health or other benefits plans of Client, including, but not limited to, medical, dental, or life insurance programs, savings or profit-sharing plans, 401(k) programs, stock option plans, stock purchase plans, other incentive or bonus plans, or vacation, sick leave or holidays.

6. **CLIENT'S INSTRUCTIONS**. Contractor shall, whenever on Client's premises, obey all reasonable instructions and security procedures and any other processes, policies, standards, procedures, and directions issued by Client from time to time; provided, however, the conduct and control of the work performed pursuant to the Agreement remains solely with the Contractor.

7. **GENERAL COVENANTS AND WARRANTIES OF CONTRACTOR**.

7.1 Contractor represents, covenants, and warrants that in performing the Services:

a. Contractor will perform the Services: (i) in compliance with all applicable federal, state and local laws, rules and regulations; and (ii) in a good and workmanlike manner in accordance with industry best practices;

b. Subject to Section 7.3, and to Contractor's knowledge, the Work Product provided hereunder to Client does not and will not contain, and Contractor will not knowingly insert, any computer code (i) designed to disrupt, disable, harm, or otherwise impede the operation of such Work Product or any computer or network (referred to as "viruses" or "worms"); (ii) that would disable the Work Product or any computer or network of Client or its customers or clients or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (referred to as "time bombs," "time locks" or "drop dead" devices); (iii) that would permit Contractor or any third party to access any computer or network system (referred to as "traps," "access codes" or "trap door" devices) of Client or its customers or clients, except as required to monitor or maintain the Work Product or otherwise expressly provided in a Statement of Work; or (iv) that would permit Contractor or any third party to track, monitor or otherwise report the operation and use of the Work Product or any computer or network system by Client or any of its customers or clients, except as required to monitor or maintain the Work Product or otherwise expressly provided in a Statement of Work;

c. Subject to Section 7.3, and to Contractor's knowledge, the Services and the Work Product(s) will not violate or in any way infringe upon the rights of third parties,

including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent or other intellectual property rights; and

d. the execution and performance by Contractor of this Agreement does not and will not violate or conflict with or result in a breach of (i) any of the terms, conditions, duties or obligations to which Contractor is bound to any third party, or (ii) to Contractor's knowledge, any other rights of any third party.

7.2 Contractor shall use commercially reasonable efforts to remedy any non-conformance of the foregoing warranties and covenants at no charge to Client, provided that Client has notified Contractor in writing during the applicable Warranty Period.

7.3 CLIENT ACKNOWLEDGES THAT SOFTWARE DELIVERED UNDER THIS AGREEMENT MAY CONTAIN BUGS, DEFECTS AND ERRORS AND MAY INCORPORATE THIRD PARTY PRODUCTS AND TECHNOLOGY THAT ITSELF MAY CONTAIN TECHNICAL DEFECTS OR VULNERABILITIES BEYOND CONTRACTOR'S CONTROL. ACCORDINGLY, CLIENT ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ANY STATEMENT OF WORK, ALL SOFTWARE DELIVERED UNDER THIS AGREEMENT IS PROVIDED "AS IS" AND CONTRACTOR MAKES NO WARRANTY AS TO SUCH SOFTWARE. CONTRACTOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATED TO SUCH SOFTWARE, ITS USE OR ANY INABILITY TO USE IT, THE RESULTS OF ITS USE AND THIS AGREEMENT.

8. **OWNERSHIP; WORK MADE FOR HIRE**.

8.1 **Certain Definitions**.

a. "**Approved Third-Party Materials**" means materials or Software owned by third parties and, unless Client objects in writing, incorporated into the Work Product, including any free, open source, generic, or commonly available files, tools, configurations, documentation, code, or software.

b. "**Background Technology**" means all Software, data, know-how, ideas, methodologies, specifications and other technology in which Contractor owns or has rights to use such Intellectual Property Rights as are necessary for Contractor to grant the rights and licenses set forth in Section 9, and for Client (including its licensees, successors and assigns) to exercise such rights and licenses, without violating any right of any third party or any law or incurring any payment obligation to any third party, and that: (a) are identified as background technology in any Statement of Work; and (b) were or are developed or otherwise acquired by Contractor prior to the date of this Agreement, or the date of Client's request for additional Services, with respect to any Statement of Work; or (c) are approved Support Technology.

c. "**Support Technology**" means all Software, data, know-how, ideas, methodologies, specifications and other technology which Contractor develops during the

course of services provided for Client and which are not proprietary to Client. Contractor shall notify Client in writing of any such Support Technology and, unless Client provides a written objection within five days of Client's receipt of such notice, such Support Technology automatically becomes Background Technology.

d. **"Client Materials"** means all Software, data, know-how, ideas, methodologies, specifications and other technology in which Client owns such Intellectual Property Rights as may be used or accessed by Contractor in connection with the creation of the Work Product or otherwise as contemplated by any Statement of Work or occurring in connection with the provision of the Services.

e. **"Intellectual Property Rights"** means inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, patents, utility models, petty patents, Confidential Information, know-how, trade secrets, trademarks, logos, processes, registered designs, design rights and all other designs (whether registrable or not), mask work rights, semi-conductor topography rights, rights in databases, moral rights and all other rights or forms of protection (whether or not registrable and including applications for registration) of a similar nature or having a broadly equivalent effect anywhere in the world.

f. **"Software"** means the computer programs included in the Work Product in machine-readable, object code form.

8.2 **Customer Ownership of Work Product**. Except as set forth in Section 8.2.d, Client is and will be the sole and exclusive owner of all right, title and interest in and to all Work Product, including all Intellectual Property Rights therein. In furtherance of the foregoing, subject to Section 8.2.d:

a. Contractor shall create all Work Product as work made for hire as defined in Section 101 of the Copyright Act of 1976; and

b. to the extent any Work Product or Intellectual Property Right therein does not qualify as, or otherwise fails to be, work made for hire, Contractor shall, and hereby does:

i. assign, transfer and otherwise convey to Client, irrevocably and in perpetuity, throughout the universe, all right, title and interest in and to such Work Product, including all Intellectual Property Rights therein; and

ii. irrevocably waive any and all claims Contractor may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of droit moral with respect to the Work Product.

c. **Further Actions**. Contractor shall, and shall cause its employees and contractors (if permitted by Client), take all appropriate action and execute and deliver all

documents, necessary or reasonably requested by Client, to effectuate any of the provisions or purposes of this Section 8.2, or otherwise as may be necessary or useful for Client to prosecute, register, perfect, record or enforce its rights in or to any Work Product or any Intellectual Property Right therein. Contractor hereby appoints Client as Contractor's attorney-in-fact with full irrevocable power and authority to take any such actions and execute any such documents if Contractor refuses after 30-days' prior written notice, or within a period deemed reasonable by Client if Contractor otherwise fails to do so after 30-days' prior written notice.

d. **Background Technology and Approved Third-Party Materials**.

i. Contractor is and will remain the sole and exclusive owner of all right, title and interest in and to the Background Technology, including all Intellectual Property Rights therein, subject to the license granted in Section 9.

ii. Ownership of all Approved Third-Party Materials, and all Intellectual Property Rights therein, is and will remain with the respective owners thereof, subject to any express licenses or sublicenses granted to Client pursuant to or in accordance with this Agreement.

e. **Client Materials**. Client and its licensors are and will remain the sole and exclusive owners of all right, title and interest in and to the Client Materials, including all Intellectual Property Rights therein. Contractor shall have no right, title or license to, and shall not, use any Client Materials except solely during the term of the Statement(s) of Work for which they are provided to the extent necessary to perform the Services and provide the Work Product to Client. All other rights in and to the Client Materials are expressly reserved by Client.

9. **LICENSES.**

9.1 **Background Technology License**. Contingent upon Contractor's receipt of full payment for the applicable Work Product, Contractor hereby grants to Client such rights and licenses with respect to the Background Technology that allow Client to use that Work Product and otherwise exploit perpetually throughout the universe for all or any purposes whatsoever the Work Product, to the same extent as if Client owned, the Background Technology, without incurring any fees or costs to Contractor (other than the Fees set forth herein) or any other Person in respect of the Background Technology. In furtherance of the foregoing, such rights and licenses shall;

a. be irrevocable, perpetual, fully paid-up and royalty-free;

b. include the rights to use, reproduce, perform (publicly or otherwise), display (publicly or otherwise), modify, improve, create derivative works of, distribute, import, make, have made, sell and offer to sell the Background Technology, including all such modifications, improvements and derivative works thereof; and

c. be freely assignable and sublicensable.

9.2 **Client Materials**. Client hereby grants to Contractor the limited, royalty-free, non-exclusive right and license to Client Materials solely as necessary to incorporate such Client Materials into, or otherwise use such Client Materials in connection with creating, the Work Product. The term of such license commences upon Client's delivery of the Client Materials to Contractor, and terminates upon Client's acceptance or rejection of the Work Product to which the Client Materials relate. Subject to the foregoing license, Client reserves all rights in the Client Materials. Client Materials are hereby deemed Client's Confidential Information.

9.3 **Approved Third-Party Materials**.

a. Contractor shall, prior to the delivery date for any Work Product, grant or procure for Client the grant of, such licensed rights in the Approved Third-Party Materials set forth in any Statement of Work.

b. Not later than the date specified in any Statement of Work, Contractor shall secure for Client, at Contractor's sole cost and expense, such rights, licenses, consents and approvals as are specified in any Statement of Work.

c. All royalties, license fees or other consideration payable in respect of such licenses are included in the Fees specified in each Statement of Work unless such Statement of Work expressly states otherwise. Any additional amounts are Contractor's sole responsibility.

10. **CONFIDENTIAL INFORMATION**.

10.1 As used herein, "**Confidential Information**" means (i) the terms of this Agreement and any Statement(s) of Work, any Work Product, documentation, work papers, or other materials prepared by Contractor for Client pursuant to this Agreement; (ii) all written documentation or information provided by Client to Contractor or developed by Contractor in connection herewith, and any and all non-public information that Contractor learns, encounters or obtains possession or knowledge of in the course of this Agreement, including, without limitation, non-public information regarding Client's and its customers' and clients' legal or business affairs, operations, technology, financing, finances, properties, contracts, policies, procedures, methods of operation, business plans, contractors, vendors, employees, customers, products, wage rates, data, systems, scientific or technical information, procedures, security practices, algorithms, computer programs, products, ideas, concepts, innovations, inventions, designs, methodologies, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information, as well as trade secrets, product specifications, computer software and database technologies, systems, structures and architectures, lawsuits and/or claims; and (iii) all Personal Information (defined below) and all confidential and proprietary information received from third parties that is indicated as such and subject to contractual obligations to be held in confidence. As used herein, "**Personal Information**" means information by which specific individuals can be identified or information

relating to an identified or identifiable natural person (including, without limitation, names, addresses, social security numbers and credit card numbers) that Contractor obtains (directly or indirectly) through the provision of Services under this Agreement. Confidential Information does not include information that (a) is or becomes (through no improper action or inaction by the Contractor or any affiliate, agent, consultant or employee of Contractor) generally available to the public; (b) was in Contractor's possession or known by it, without restriction, prior to receipt from Client; or (c) was disclosed to Contractor by a third party without restriction.

10.2 **Use and Protection**. Contractor shall use Confidential Information solely in the course of performing its obligations under this Agreement. During and after the term of this Agreement, Contractor shall hold the Confidential Information in strict confidence and shall not permit the duplication, use, or disclosure of Confidential Information to any person or entity, unless such duplication, use or disclosure is in furtherance of the Services or specifically authorized in writing by Client. Contractor shall take appropriate action and utilize reasonable efforts to safeguard Confidential Information that Contractor utilizes to protect Contractor's own trade secrets or proprietary information.

10.3 **Disclosures Required by Law**. If Contractor is required by law or by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose any Confidential Information, Contractor shall provide Client with prompt, prior written notice of such request or requirement (if permitted to do so) that Client may seek an appropriate protective order and/or waive Contractor's compliance with the provisions of this Agreement. In the absence of a protective order or waiver, Contractor shall disclose only that portion of the Confidential Information that determines it is legally required or compelled to disclose, and Contractor shall use its reasonable efforts (at Client's sole expense) to obtain assurance that confidential treatment will be accorded the Confidential Information so disclosed.

10.4 **Compliance with Securities Laws**. Contractor acknowledges that some of Client's clients are publicly held companies, and that United States securities laws prohibit any person who has material, non-public information about a public company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase and sell those securities. Contractor shall not use, or cause or enable any third party, whether directly or indirectly, to use, any Confidential Information, or other material non-public information regarding Client's clients or their affiliates in violation of U.S. securities laws or any other applicable securities laws.

10.5 **Ownership**. Confidential Information is and remains the property of Client. Contractor obtains no right, title, interest, or license in or to any of the Confidential Information except for the rights set forth in this Agreement.

10.6 **Return**. Upon the termination or expiration of this Agreement or upon the earlier request of Client, Contractor shall (i) at its own expense, (a) promptly return to Client all Confidential Information or (b) destroy all Confidential Information and provide Client with

written certification of such destruction, and (ii) cease all further use of any Confidential Information, whether in tangible or intangible form. Notwithstanding the immediately-preceding sentence, Contractor is not required to erase, expunge or destroy any electronic copies of Client's Confidential Information created as a result of Contractor's standard back-up policies and procedures for the retention of information in an electronic format.

10.7 **Protection of Confidential Information and Intellectual Property Rights**. Contractor represents and warrants that all of its employees, subcontractors and agents who are or will be provided access to Client's Confidential Information, or who are or will provide Services under this Agreement and/or any Statement of Work, have executed or will execute, as the case may be, prior to having any access to Client's Confidential Information or performing any Services, written agreements with Contractor regarding confidentiality and assignment of inventions and all other intellectual property rights in and to the Services and Work Product, which agreements contain terms sufficient to comply with Contractor's obligations under this Agreement, including, without limitation Section 8 and Section 9 hereof. Upon the request of Client, Contractor shall immediately provide Client a copy of each such written agreement executed by each applicable employee, subcontractor and agent of Contractor.

11. **INDEMNITY; LIMITATION OF LIABILITY**.

11.1 **Indemnity by Contractor**. Contractor shall indemnify, defend and hold harmless Client, its subsidiaries and affiliated companies, and the officers, directors, employees, agents, successors and assigns of each (collectively, the "**Client Indemnified Parties**"), against and from any and all claims, demands, suits, damages, judgments, liabilities, losses, costs and expenses, including attorneys' fees, court costs and costs of settlement (collectively, "**Claims**"), imposed on, incurred by or asserted against any Client Indemnified Party resulting from, arising out of or related to: (i) any misrepresentation or breach of any representation, warranty, obligation, or covenant contained in this Agreement by Contractor (or any of Contractor's employees, consultants, subcontractors or agents); (ii) the performance by Contractor of the Services or Contractor's other obligations under this Agreement; (iii) any personal injury, including, without limitation, bodily injury, of any third party or any agent, employee, customer or business visitor of Contractor or damage to tangible property owned or leased by any third party or Contractor; (iv) any actual or alleged violation by Contractor of any federal, state and local statutes, laws, rules and regulations, including, without limitation, all statutes, laws, rules and regulations governing the employer-employee relationship, including, but not limited to, those relating to labor practices, wage and hour violations, and workplace discrimination; (v) any actual or alleged claim that any part of the Services or any Work Product, or the use thereof, (1) infringes the copyright, patent, trade secret or other intellectual property rights of any third party, (2) is a misappropriation of any third party trade secret, or (3) violates any other rights of a third party; and (vi) any negligence, willful misconduct, errors, or omissions of Contractor (or any of Contractor's employees, consultants, subcontractors or agents). Contractor shall not enter into any settlement that affects Client's rights or interests without Client's prior written approval. Client has the right to participate in the defense at Client's own expense.

11.2 **Indemnity by Client**. Client shall defend, indemnify and hold harmless Contractor, its subsidiaries and affiliated companies, and the officers, directors, employees, agents, successors and assigns of each (collectively, the "**Contractor Indemnified Parties**"), from and against any Claim, and shall promptly reimburse the applicable Contractor Indemnified Party for all Claims, arising out of or in connection with: (a) any Claim that any text, work, material or content requested, specified or provided by Client, for use in conjunction with the Services or incorporated into any Work Product violates or infringes any applicable regulation or proprietary or intellectual property rights of any third-party; or (b) any third-party Claim caused by, relating to or arising out of an alleged breach of any representation, warranty, covenant or other term or condition of this Agreement by Client.

11.3 **LIMITATION OF LIABILITY**.

THE CUMULATIVE, AGGREGATE LIABILITY OF CONTRACTOR TO CLIENT FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS PAID BY CLIENT TO CONTRACTOR HEREUNDER FOR THE THREE-MONTH PERIOD IMMEDIATELY PRIOR TO THE EVENT GIVING RISE TO THE CLAIM. THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THESE LIMITS. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL CONTRACTOR BE LIABLE TO CLIENT FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES ARISING IN ANY WAY OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOST REVENUE, LOSS OF USE, LOSS OF DATA, COSTS OF RECREATING LOST DATA, THE COST OF ANY SUBSTITUTE EQUIPMENT, PROGRAM, OR DATA, OR CLAIMS BY ANY THIRD PARTY (OTHER THAN AS EXPRESSLY PROVIDED UNDER SECTIONS 11.1 and 11.2).

12. **TERMINATION**.

12.1 **Termination by Client for Cause**. In the event of a material breach by Contractor of this Agreement or any Statement of Work, Client may immediately terminate the individual Statement of Work and may also immediately terminate this Agreement upon written notice to Contractor after giving Contractor written notice of this material breach and a 30-day opportunity to cure this material breach. In the event of such termination, Contractor is not entitled to any compensation with respect to Services not yet performed or with respect to Services not in compliance with this Agreement and any Statement of Work or with respect to Work Product reasonably rejected by Client.

12.2 **Termination Without Cause**. Either party may, in its sole discretion, terminate this Agreement and/or any Statements of Work hereunder on not less than thirty days advance written notice to the other party, without cause or penalty or obligation for further payment, provided that Client shall pay any fees owed to Contractor for Services performed pursuant to and in accordance with this Agreement and the applicable Statement of Work up to the date of termination, subject to the terms of this Agreement and the Statement of Work.

12.3 **Rights upon Termination**. Upon the termination of this Agreement, each party shall promptly return to the other all data, materials and other properties of the other held by it (subject, if applicable, to Section 10.6).

13. **NON-SOLICITATION**.

13.1 Contractor acknowledges (i) the highly confidential nature of information regarding Client's clients, affiliates, employees, agents, independent contractors, suppliers, and consultants; and (ii) that Contractor could cause irreparable harm to Client that could not be adequately compensated by money damages if Contractor solicited the business of Client's customers, or induced employees or contractors of Client to work for Contractor or for a Competitor of Client. A "**Competitor**" is an entity that markets products, services or software that competes with one or more Client products, service offerings or software products. Therefore, during the term of this Agreement and for a period of 12 months thereafter, Contractor shall not directly or indirectly: (1) solicit for employment, attempt to hire, or hire any employee or contractor of Client; or (2) cause, assist or encourage any other party to do so. This Section survives any expiration or earlier termination of this Agreement but does not apply to use of a general advertisement that is not directed at Client's employees.

13.2 Client shall not directly or indirectly: (1) solicit for employment, attempt to hire, or hire any employee or contractor of Contractor; or (2) cause, assist or encourage any other party to do so; except that Client may hire an employee of Contractor if Client first (i) obtains prior written explicit consent from Contractor through Contractor's Recruitment Agreement.

14. **MISCELLANEOUS**.

14.1 **Governing Law**. The laws of the state of Nevada (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this agreement, including without limitation, its validity, interpretation, construction, performance and enforcement. The United Nations conventions on contracts for the international sale of goods is specifically excluded in its entirety from application to this agreement.

14.2 **Exclusive Venue**. Any party bringing a legal action or proceeding against any other party arising out of or relating to this agreement shall only bring the legal action or proceeding in the state and federal courts located in Clark County, Nevada.

14.3 **Equitable Remedies**. Contractor acknowledges that Client will be irreparably harmed if Contractor's obligations under any of Sections 8, 9, 10 or 13 of this Agreement are not specifically enforced and that Client would not have an adequate remedy at law in the event of a violation by Contractor of its obligations. Therefore, Contractor agrees and consents that in addition to any other remedies at law or in equity that Client may have, including attorney's fees and related costs, Client is entitled to seek an injunction or any appropriate decree of specific performance for Contractor.

14.4 **Rights and Remedies Cumulative**. The rights and remedies set forth in this Agreement are not intended to be exhaustive and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently exist at law or in equity or by statute or otherwise.

14.5 **Notices**. Any notice, demand, request, or other communication required or permitted to be given under this Agreement must be in writing, properly addressed to the party to receive notice at the address set forth on the signature page hereof or at such other address for notice as such party may hereafter designate by written notice to the other party given in the manner provided herein, and will be deemed given and received: (i) upon receipt if personally delivered; (ii) on the next business day after delivery to a nationally-recognized overnight courier service; (iii) on the third business day after deposit with the U.S. Postal Service if sent by certified or registered mail, postage prepaid, return receipt requested; or (iv) to the extent applicable, by such other method as may be expressly permitted in this Agreement for certain communications.

14.6 **Export Controls**. Contractor acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, which may include the Work Product and Confidential Information. Accordingly, except as expressly contemplated in Statement of Work, Contractor shall not export or re-export any restricted Work Product or Confidential Information in any form without in each instance the appropriate United States and foreign governmental licenses and Client's prior written consent, and Contractor shall not under any circumstances export, or allow the export or re-export of, restricted Work Product, Confidential Information, or any part thereof, to any person or to any destination prohibited under the United States Export Administration Regulations or similar statutes or regulations.

14.7 **Non-Waiver**. No term or provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

14.8 **Enforceability**. This Agreement is enforceable notwithstanding the existence of any claim or cause of action one party may have against the other.

14.9 **Severability**. Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.10 **Headings**. The headings of sections and subsections in this Agreement are provided for convenience only and do not affect this Agreement's construction or interpretation.

14.11 **Arms-Length Transaction**. The parties have, with the assistance of counsel, entered into this Agreement in an arms-length transaction and it is presumed that all parties drafted this Agreement and no word, term, or provision of this Agreement is to be construed against a party on the basis that such party drafted this Agreement.

14.12 **Survival**. The provisions of Sections 4, 5, 7, 8, 9, 10, 11, 13, and 14 of this Agreement survive the expiration or termination of this Agreement.

14.13 **Non-Exclusivity**. Nothing in this Agreement precludes (i) Client from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by Contractor or from independently developing or acquiring materials or programs that are similar to or competitive with the Services provided under this Agreement or (ii) Contractor working for other persons or entities undertaking the same or similar activities as those undertaken by Client.

14.14 **Publicity**. Contractor shall not make any reference in any manner (including, without limitation, in any press release, customer list, website, presentation, or other media or method) to Client (including, without limitation, the use of Client's name, logo, and identifying description), this Agreement, or the relationship created by this Agreement without the prior written consent of Client, which consent may be granted or withheld at Client's sole discretion.

14.15 **Assignment**. Except to an affiliate under common control with Contractor or as a result of a sale of substantially all assets by Contractor, Contractor may not assign any of its rights or delegate any performance under this Agreement without the prior written consent of Client (which will not be unreasonably conditioned, delayed or withheld). Any attempt at assignment without such consent will be null and void and of no force and effect. Subject to the foregoing, this Agreement binds and benefits the parties hereto and their respective permitted successors and assigns.

14.16 **Entire Agreement; Modification**. This Agreement, together with the referenced attachments that are incorporated by reference and made a part of this Agreement, constitutes the entire agreement between Contractor and Client in relation to this subject matter, and supersedes all prior and contemporaneous agreements, representations, proposals, discussions and communications, whether oral or in writing. This Agreement may only be modified by an instrument in writing signed by both parties.

14.17 **Counterparts**. This agreement may be executed in any number of duplicate originals, each of which is deemed an original, and in any number of counterparts, each of which is deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with

the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered is deemed to have been duly and validly delivered and is valid and effective for all purposes. At the request of any party hereto, all parties hereto shall execute an original of this agreement as well as any facsimile or other reproduction hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each warrant and represent that their respective signatory whose signature appears below is duly authorized by all necessary and appropriate action to execute this Agreement.

CONTRACTOR:
IONnovate, LLC

DocuSigned by:
By: Joshua Leavitt
Name: Joshua Leavitt
Title: CEO
Date: 9/3/2021

Address for Notice:
IONnovate, LLC
8621 Butterchurn Ave
Las Vegas, NV 89143

CLIENT:
Tego Cyber Inc.

DocuSigned by:
By: Shannon Wilkinson
Name: Shannon Wilkinson
Title: CEO
Date: 9/3/2021

Address for Notice:
Tego Cyber Inc.
8565 S. Eastern Ave, Ste 150
Las Vegas, NV 89123

EXHIBIT A

STATEMENT OF WORK NO. 1

This Statement of Work No. 1 (the "**Statement of Work**") is issued pursuant to, and is governed by, the terms of the Master Services Agreement dated September 3, 2021 (the "**Agreement**") between Tego Cyber Inc. ("**Client**") and IONnovate, LLC ("**Contractor**"). Capitalized terms used but not otherwise defined in this Statement of Work have the meanings assigned in the Agreement.

A. Commencement Date and Term of Project:

Start: September 20, 2021
Finish: December 31, 2021

This contract can be extended or amended upon mutual written agreement between Client and Contractor.

B. Description of Work to be Performed:

Contractor will provide the software engineering services to perform the following work items:

- Architectural recommendations and best practices for platform development and scalability
- Platform software development
- API integration to third party applications

Assumptions and Expectations:

- Client will provide all necessary access and provisioning of services and software required as well as any necessary documentation, source code, and artifacts
- Contractor will follow the project management standards of Tego Cyber with an understanding that they employ an agile/scrum approach
- All engineering work will be performed remotely
- Contractor will supply required laptops/PCs for its engineers unless otherwise required by the Client

C. Client Communications:

All communications by Contractor and/or its assigned resources made to or with any client or customer of Client as part of the Services under this Statement of Work must be made by Contractor through the use of an email address designated by Client for such communication.

D. Fees and Payment Terms:

Service	Cost
Software Development Team • Senior Software Engineer (half-time) • Software Engineer (full-time) • Software Engineer (full-time)	 $150 $35 $35

- Payment terms: A retainer of $25,000 shall be due upon execution of this agreement. Thereafter, no less frequently than once every month, Contractor shall provide Client with a report of hours worked and tasks performed. Client shall replenish the retainer to the original amount upon receipt of the report.

[SIGNATURE PAGE FOLLOWS]

AGREED TO BY:

CONTRACTOR:	CLIENT:
IONnovate, LLC	**Tego Cyber Inc.**
By: DocuSigned by: Joshua Leavitt	By: DocuSigned by: Shannon Wilkinson
Name: Joshua Leavitt	Name: Shannon Wilkinson
Title: CEO	Title: CEO
Date: 9/3/2021	Date: 9/7/2021